Exhibit 10.39

60 Leveroni Court

Novato, CA 94949

Tel: 415-483-8800

August 3, 2015

Jayson Dallas

Re: Addendum to Offer of Employment dated April 27, 2015

Dear Jayson,

This addendum will supersede the equity grant section of the previously signed offer of employment dated April 27, 2015.  The Company has increased your original option grant of 75,000 to 90,000 effective with the commencement of your employment with Ultragenyx.

Equity Grants

Subject to the approval of the Compensation Committee, you will receive an option to purchase up to an aggregate of 90,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s 2014 Incentive Plan (the “Plan”). The exercise price of the Option will be equal to the closing price per share of Common Stock on the date of grant.

The Option will vest and become exercisable as follows: 1/4th of the shares initially subject to the Option shall vest and become exercisable on the first (1st) anniversary of the first day of your employment with the Company, and thereafter 1/48th of the shares initially subject to the Option shall vest and become exercisable each month until the Option is fully vested, in each case subject to your continued employment by the Company (or its subsidiaries).  The Option shall be governed by the Company’s standard form of stock option agreements and the Plan.

Subject to the approval of the Compensation Committee, you will also receive a grant of 10,000 restricted stock units (the “RSUs”) pursuant to the Plan.  The RSUs will vest annually over a four-year period from the date of grant (i.e., 25% of the RSUs shall vest and become exercisable on each anniversary of the date of grant during the four-year period), in each case subject to your continued employment by the Company (or its consolidated subsidiaries).  The RSUs shall be governed by the Company’s standard form of restricted stock unit agreement and the Plan.

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Notwithstanding the foregoing, in the event that (i) the Company consummates a Covered Transaction (as defined in the Plan), (ii) on the date such Covered Transaction is consummated you are employed by the Company (or its subsidiaries) and (iii) within 12 months after the date such Covered Transaction is consummated your employment by the Company (or its successor or subsidiaries) is terminated without Cause (as defined below) or you resign such employment due to a Constructive Termination (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), in addition to the severance benefits set forth below, the vesting of any equity-based compensation awards granted to you in connection with your employment shall accelerate with respect to 100% of the then-unvested shares then subject to such awards.

“At Will” Employment

Employment with the Company is “at-will”.  This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or Cause.  It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice in the sole discretion of the Company.  This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and can only be changed by an express written agreement that is signed by you and by the Company’s CEO.

Warm Regards,

/s/ Emil Kakkis

Emil D. Kakkis, M.D., Ph.D.
Chief Executive Officer

I accept the above offer:

Signature:	/s/ Jayson Dallas	Dated: August 5, 2015

Print Name:	J. Dallas

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